FOR FURTHER INFORMATION: EXHIBIT 99.1

AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS THIRD QUARTER NET INCOME OF $1.76 PER DILUTED SHARE
ON RECORD SALES AND OPERATING INCOME

EARNINGS INCLUDE PREVIOUSLY REPORTED GAIN OF $22.8 MILLION, OR 53 CENTS PER DILUTED SHARE,
FROM TAX SETTLEMENT WITH THE INTERNAL REVENUE SERVICE

GLENVIEW, IL, October 24, 2006 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended September 29, 2006.

Third Quarter Highlights

•	Record quarterly sales of $1.33 billion, including $13.6 million from the acquisition of IMS, Inc. (“IMS”) in May 2006, rose 32 percent compared to sales of $1.01 billion in the year ago quarter.

•	Quarterly operating income of $96.1 million reflected a 97 percent increase from the $48.9 million reported in the third quarter of 2005.

•	Inclusive of $22.8 million of income, or 53 cents per share, arising from a tax settlement with the Internal Revenue Service, net income in the quarter increased 204 percent, to $76.2 million, or $1.76 per share, from $25.1 million, or 62 cents per share, in last year’s third quarter.

•	Third quarter copper prices averaged $3.54 per pound versus $1.70 per pound in the year ago quarter. This increase added an estimated $68 million to sales, $18 million to operating income, $11 million to net income and 25 cents to earnings per share as compared to the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept. 29,	Sept. 30,	Percent	Sept. 29,	Sept. 30,	Percent
	2006	2005	Change	2006	2005	Change
Net Sales	$1,330.5	$1,009.2	32%	$3,640.8	$2,821.8	29%
Operating Income	$96.1	$48.9	97%	$246.7	$134.7	83%
Net Income	$76.2	$25.1	204%	$156.9	$69.9	125%
Diluted Earnings Per Share	$1.76	$0.62	184%	$3.66	$1.74	110%
Diluted Weighted Shares	43.3	40.6	7%	42.9	40.7	5%

Robert Grubbs, President and CEO, said, “Our focus on supply chain services and our continued progress in the security and OEM markets, along with solid growth in our core markets, produced record sales and operating results in the third quarter. As has been the case over the past several quarters, third quarter growth was broad-based across all the geographies and markets we serve.”

Third Quarter Results

For the three-month period ended September 29, 2006, sales of $1.33 billion produced net income of $76.2 million, or $1.76 per diluted share. Included in the current year’s third quarter results were sales of $13.6 million from the acquisition of IMS in May 2006. The current quarter results include $22.8 million, or 53 cents per diluted share, of income primarily associated with a refund to be received from the U. S. Internal Revenue Service resulting from the final settlement of income taxes covering the period of 1996 through 1998. The interest income portion of this settlement of $7.7 million (after-tax impact of $4.7 million) is reflected on the income statement on the other, net line. The remaining portion of the settlement is recorded as an $18.1 million reduction to the tax provision. In the prior year period, sales of $1.01 billion generated net income of $25.1 million, or 62 cents per diluted share.

Operating income in the third quarter increased 97 percent to $96.1 million as compared to $48.9 million in the year ago quarter. For the latest quarter, operating margins were 7.2 percent as compared to 4.8 percent in the third quarter of 2005.

Nine Month Results

For the nine-month period ended September 29, 2006, sales of $3.64 billion produced net income of $156.9 million, or $3.66 per diluted share. When compared to the first nine months of the prior year, 2006 year-to-date sales were favorably affected by $165.4 million related to the acquisitions of Infast in July 2005 and IMS in May 2006. The nine-month results include the same described effects as those noted above related to the tax settlement with the Internal Revenue Service for the third quarter. In the prior year period, sales of $2.82 billion produced net income of $69.9 million, or $1.74 per diluted share.

Operating income in the first nine months of fiscal 2006 increased 83 percent to $246.7 million as compared to $134.7 million in the year ago period. Operating margins in the first nine months of 2006 were 6.8 percent as compared to 4.8 percent in the prior year period.

Third Quarter Sales Trends

Commenting on third quarter sales trends, Grubbs said, “Sales in the third quarter grew at a year-over-year organic rate of 28 percent after adjusting for the IMS acquisition and the favorable foreign exchange impact of $21.1 million on third quarter sales. The year-over-year organic growth clearly exceeded our target of 8 to 12 percent, as we again saw very strong customer demand across a broad mix of our business.”

Grubbs continued, “The factors driving our organic growth were consistent with those we have seen the past few quarters. In the most recent quarter, we saw very strong growth in larger project business, particularly as it relates to data center builds in the enterprise cabling market and energy and natural resources customers within our electrical and electronic wire & cable market. At the same time, we have continued to experience strong growth in the security and OEM markets. Lastly, rising copper prices continued to contribute to our organic growth in the most recent quarter. During the quarter, market-based copper prices averaged approximately $3.54 per pound, compared to $1.70 per pound in the year ago third quarter and $3.39 per pound in the second quarter of 2006. We estimate that the higher copper prices accounted for an estimated $68 million of our year-on-year quarterly increase in sales within the electrical wire & cable market. After taking out the impact of copper prices, the IMS acquisition and foreign exchange, however, we were still able to grow sales by nearly 22 percent over the prior year third quarter.”
“Specifically, in North America we saw year-over-year sales grow by 33 percent to $991.7 million in the most recent quarter. In addition to strong end-market demand, North American sales were up $10.8 million due to the stronger Canadian dollar, $13.6 million due to the acquisition of IMS, and an estimated $63 million due to higher copper prices,” commented Grubbs. “In Europe, we saw sales climb by 26 percent as compared to the year ago quarter, of which $10.6 million was due to exchange rate differences and $5 million was due to higher copper prices in the electrical wire & cable business. Without exchange rate differences and copper effects, sales in Europe still grew organically by 18 percent as compared to the year ago quarter.”

“In the emerging markets of Latin America and Asia Pacific, we saw a 39 percent increase in year-on-year sales, with a negligible impact from currency exchange rate effects. Growth was strong throughout the segment as both Asia Pacific and Latin America posted year-on-year growth rates in excess of 38 percent,” continued Grubbs.

Third Quarter Operating Results

“As a result of very strong sales growth, third quarter operating margins were 7.2 percent as compared to 4.8 percent in the year ago period,” said Grubbs. “In North America, the 33 percent sales growth resulted in better operating leverage, which generated operating margins of 7.8 percent as compared to 5.7 percent in the prior year third quarter. While strong market conditions and market share gains were the primary drivers of the sales growth and improved profitability, copper prices again played a meaningful part in the strong third quarter operating results. As noted, copper prices added an estimated $63 million to North American electrical wire & cable sales, which had the effect of adding an estimated $17 million to third quarter operating income as compared to the year ago quarter.”

Grubbs added, “In Europe, operating margins in the most recent quarter were 5.0 percent as compared to 2.1 percent in the year ago quarter. This significant improvement in operating margins reflects the operating leverage we gained as a result of strong organic sales growth. Operating results in the quarter did benefit marginally from higher copper prices, which added an estimated $1 million to operating income and 35 basis points to operating margins. We were encouraged by the results in the most recent quarter, but anticipate that maintaining consistently solid organic sales growth will remain a challenge.”

“Third quarter operating margins in the Emerging Markets were 6.9 percent as compared to 3.4 percent in the year ago quarter. Continued sales growth throughout these markets has allowed us to better leverage infrastructure costs and improve operating margins,” added Grubbs.

Cash Flow and Leverage

“With organic growth rates again running above levels at which we can generate positive cash flow from operations, due to the high working capital requirements associated with such growth, we saw an increase in outstanding debt balances during the quarter,” said Dennis Letham, Senior Vice President-Finance. “Although borrowings increased in the quarter, our strong operating performance, combined with the recording of the tax settlement with the Internal Revenue Service, meant shareholders equity grew at an even faster rate. As a result, we were again able to reduce our debt-to-total capital leverage ratio. At the end of the third quarter that ratio was 44.7 percent as compared to 47.0 percent at the end of last year.”

“For the third quarter our weighted average cost of borrowed capital was 5.5 percent compared to 5.0 percent in the year ago quarter. At the end of the third quarter, 63 percent of our total borrowings of $732.6 million were fixed, either by the terms of the borrowing agreements or through hedging arrangements. We also had $208.1 million of available, unused credit facilities at September 29, 2006, which provide us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the coming quarters.”

Business Outlook

Grubbs concluded, “The first nine months of 2006 have been a record-setting period of revenue growth and operating profitability for Anixter. This record performance is the result of strong underlying market fundamentals, solid progress on our strategic initiatives to build our security and OEM business, additions to our supply chain services offering, the expansion of our product offering and the benefits of increased copper prices. As we enter the final quarter of the year, our ability to continue executing on our strategic initiatives, together with further progress on the integration of recent acquisitions, will be the keys to our success.”

“While the fundamentals support a continuation of the trends of the past few quarters, the fourth quarter is generally negatively affected by the large number of holidays and customer facility shutdowns coincident with those holidays. As a result, it is our expectation that we will see a modest decline in fourth quarter sales versus the third quarter results reported today, but that we will once again experience improved results compared to the prior year. Looking forward to 2007, we expect full year organic sales growth to be within our target of 8 to 12 percent assuming no sudden significant changes in copper prices.”

Third Quarter Earnings Report

Anixter will report results for the 2006 third quarter on Tuesday, October 24, 2006, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 325,000 products and over $900 million in inventory, 3) 204 warehouses with more than 5 million square feet of space, and 4) locations in 227 cities in 46 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 30,	September 29,	September 30,
(In millions, except per share amounts)	2006	2005	2006	2005
Net sales	$1,330.5	$1,009.2	$3,640.8	$2,821.8
Cost of goods sold	1,010.0	769.6	2,756.0	2,147.3

Gross profit	320.5	239.6	884.8	674.5
Operating expenses	223.2	189.9	634.9	537.5
Amortization of intangibles	1.2	0.8	3.2	2.3

Operating income	96.1	48.9	246.7	134.7
Interest expense	(10.0)	(6.9)	(27.5)	(18.9)
Extinguishment of debt	—	—	—	(1.2)
Other, net	8.2	(0.3)	6.6	(2.3)

Income before income taxes	94.3	41.7	225.8	112.3
Income tax expense	18.1	16.6	68.9	42.4

Net income	$76.2	$25.1	$156.9	$69.9

Net income per share:
Basic	$1.95	$0.66	$4.03	$1.85
Diluted	$1.76	$0.62	$3.66	$1.74
Average shares outstanding:
Basic	39.2	38.1	38.9	37.8
Diluted	43.3	40.6	42.9	40.7
Geographic Segments
Net sales:
North America	$991.7	$747.5	$2,693.2	$2,102.2
Europe	244.5	193.8	704.6	526.8
Asia Pacific and Latin America	94.3	67.9	243.0	192.8

	$1,330.5	$1,009.2	$3,640.8	$2,821.8

Operating income:
North America	$77.6	$42.6	$200.8	$112.5
Europe	12.0	3.9	29.9	15.5
Asia Pacific and Latin America	6.5	2.4	16.0	6.7

	$96.1	$48.9	$246.7	$134.7

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	September 29,	December 30,
(In millions)	2006	2005
Assets
Cash and cash equivalents	$27.8	$21.8
Accounts receivable, net	1,015.7	772.3
Inventories	901.7	711.5
Deferred income taxes	21.9	16.5
Other current assets	18.3	14.6

Total current assets	1,985.4	1,536.7
Property and equipment, net	57.6	53.1
Goodwill	342.7	320.2
Other assets	111.5	102.1

	$2,497.2	$2,012.1

Liabilities and Stockholders’ Equity
Accounts payable	$579.6	$436.0
Accrued expenses	211.2	168.1

Total current liabilities	790.8	604.1
5.95% Senior notes	200.0	200.0
Borrowings under securitization facility	195.0	130.0
Revolving lines of credit	172.2	139.3
3.25% zero coupon convertible notes	157.5	155.8
Other liabilities	74.0	76.5

Total liabilities	1,589.5	1,305.7
Stockholders’ equity	907.7	706.4

	$2,497.2	$2,012.1